LAW OFFICES OF
                                 DAVID L. KAGEL
                           A PROFESSIONAL CORPORATION
                       1801 CENTURY PARK EAST, 25TH FLOOR
                          LOS ANGELES, CALIFORNIA 90067
                           TELEPHONE: (31 0) 553-9009
                            FACSIMILE: (310) 553-9693
                          E-MAIL: dkagel@earthlink.net

                                      DRAFT


                                February 13, 2004





VIA FAX - (310) 456-1778

Ohana Enterprises, Inc.
23852 Pacific Coast Highway
#167
Malibu, CA 90265

Attention: Catherine Thompson, Chief Financial Officer

         Re:      Ohana Enterprises, Inc.

Dear Catherine:

         Reference is made to the retainer agreement between this firm and Ohana Enterprises, Inc. dated September 9, 2003.

         This letter will serve to amend the retainer agreement as follows:

1. We have agreed to provide you with additional services which may include non-legal advisory services, EDGARizing services, draft and/or review of press releases and related services. In this regard we may retain the services of other persons or entities to assist us. We will be responsible for paying such persons or entities.

2.       You have agreed to pay us the sum of $160,000 for such  services.  You have further agreed to issue to us 1,600,000 shares of common stock of Ohana which shall be registered on Form S-8 under the Securities Act of 1933, as amended. As these shares are sold, the net proceeds of such sales will be credited to your account. To the extent that we realize less that $150,000 from such sales, you will issue to us additional shares also registered on Form S-8. All of the shares will be issued to David L. Kagel, individually. None of the services to be performed by this firm or any person or entity assisting us will be for purposes of raising capital, making a market in the common stock of Ohana or other activities for which stock registered on Form S-8 may not be utilized.





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         Please confirm our agreement as set forth above by signing and returning to me a copy of this agreement.

Very truly yours,




DAVID L. KAGEL
DLK/njh


AGREED TO AND CONFIRMED:

OHANA ENTERPRISES, INC.



By:/s/____________________________________
    CATHERINE THOMPSON, Vice President, CFO